Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Furthers Leadership in Personalized Medicine in Cancer by Offering Innovative VistaSeq® Hereditary Cancer Panel

VistaSeq strategically focuses on actionable genetic mutations to identify patients with increased risk of many commonly diagnosed cancers

Burlington, NC, August 24, 2015 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of its VistaSeq Hereditary Cancer Panel, a novel, 27-gene panel designed to identify patients with increased risk of breast, ovarian, melanoma, pancreatic, colorectal, endometrial, gastric, prostate, and other cancers. These cancers are projected to result in approximately 900,000 new diagnoses of cancer, and almost 200,000 deaths, annually in the U.S.

“This innovative new offering enhances our industry-leading portfolio of genetic and genomic testing, which we seamlessly integrate with the largest cohort of board-certified genetic counselors in the industry,” said David P. King, Chairman and Chief Executive Officer. “VistaSeq is an important advancement in precision medicine, and represents the latest example of our strategic focus on delivering world-class diagnostics and using the resulting information to change the way care is provided.”

The VistaSeq Hereditary Cancer Panel provides an assessment of genetic mutations within a panel of 27 genes known to be associated with hereditary cancer syndromes. The information provided is used to determine an increased cancer risk in patients with an associated personal or family history. Mutations in different genes may cause the same type of cancer; conversely, one gene may be associated with multiple hereditary cancer syndromes. VistaSeq will give healthcare providers and patients additional information to assist in understanding further monitoring and appropriate medical management options.

NCCN Guidelines® and The Society of Gynecologic Oncology (SGO) note that hereditary multi-gene panels may be an efficient and cost-effective approach to genetic cancer testing when used in appropriate clinical settings.

“LabCorp’s VistaSeq testing capabilities and services provide physicians and patients with powerful tools for the assessment of hereditary cancers," stated Dr. Marcia Eisenberg, LabCorp Diagnostics’ Chief Scientific Officer. “VistaSeq was developed based on our strong in-house expertise in genomics and the latest advancements in science. LabCorp is a leader in genetic testing and counseling services, and we continue to expand our innovative menu of focused genetic tests.”

The VistaSeq test is available nationwide through any LabCorp account, and will be performed by Integrated Genetics, a member of LabCorp’s Specialty Testing Group. In addition, LabCorp offers a complete range of complementary services to the testing for patients and physicians, including insurance pre-authorization support and access to genetic counselors, who are professionally trained to analyze, assess, and interpret genetic test results.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.